Exhibit 99.2

Second Quarter 201 9 Results August 6 , 2019 Presented by Dr. Wallace Boston President and CEO Mr. Richard Sunderland, CPA Executive VP and CFO H i g h er e d u c a t i on that makes a d i f f e r e n c e .

Statements made in this presentation regarding American Public Education, Inc., or its subsidiaries, that are not historical facts are forward - looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc . and the industry. These forward - looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward - looking statements can be identified by words such as “anticipate,” “believe,” “seek,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will” and “would.” These forward - looking statements include, without limitation, statements regarding expected growth, expected registration and enrollments, expected revenues , expenses and earnings, and plans with respect to recent, current and future initiatives (including efforts to rebuild the nursing platform as well as information technology replacements and upgrades) , investments and partnerships. Actual results could differ materially from those expressed or implied by these forward - looking statements as a result of various factors, including the various risks described in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10 - K for the year ended December 31, 2018 , Quarterly Report on Form 10 - Q, and other filings with the SEC. The Company undertakes no obligation to update publicly any forward - looking statements for any reason, unless required by law, even if new information becomes available or other events occur in the future. Safe Harbor Statement 1 Second Quarter 20 19 Results | August 6 , 2019

Recent Developments • Investing in Core Online Business. The company is evaluating replacements or upgrades to its information technology and learning management systems, which is expected to lead to a larger overall information technology transformation program that is intended to increase capabilities, make the enterprise more agile and enhance the university experience for students . • Rebuilding Nursing Platform. After a comprehensive analysis, HCN has launched several initiatives aimed at increasing enrollment of college - ready students and optimizing university operations. HCN introduced a “direct entry” Associate Degree in Nursing (ADN) option – a new pathway for degree attainment. In addition, HCN anticipates opening a new campus in Indiana next year and another new campus in 2021, pending regulatory approvals. APUS NET COURSE REGISTRATIONS BY PRIMARY FUNDING SOURCE THREE MONTHS ENDING JUNE 30 , 201 9 % Change (Y/Y) TA 7.5 % Cash/Other - 6.3 % VA - 5 . 3 % FSA - 6.9 Total - 1.2% Second Quarter 201 9 Results | August 6 , 2019 2 39.6% TA 24.2% FSA 22.8% VA 13.4% Other SECOND QUARTER 2019

Financial Results Summary SECOND QUARTER 2019 • Consolidated revenues decreased by 3 % to $ 7 0.6 million , compared to $ 7 2.8 million in the same period of 201 8 . • Costs and Expenses: — Instructional costs & services expenses in creased as a percentage of revenues to 40.7%, compared to 39.8 % in the prior year period. — Selling & promotional expenses in creased as a percentage of revenues to 20.0%, compared to 18.2 % in the prior year period. — General & administrative expenses increased as a percentage of revenues to 2 5.7%, compared to 24.2 % in the prior year period. • APEI Segment income from operations before interest income and income taxes decreased to $6.6 million or 10.4% of revenues, compared to $7.2 million or 11.3% of revenues in the second quarter of 2018. • HCN Segment recorded a loss from operations before interest income and income taxes of $0.9 million, compared to income from operations before interest income and income taxes of $0.9 million in the second quarter of 2018. • N et income de creased to $ 4.9 million, or $ 0. 30 per diluted share, compared to $ 6.5 million, or $ 0. 39 per diluted share , in the prior year period . $ 7 0.6 M Revenues $ 0. 30 /share GAAP EPS (diluted) $ 2 20 . 8 M Cash & Equivalents 3 Second Quarter 201 9 Results | August 6 , 2019 327,461 R epurchased Shares

APEI Outlook

THIRD QUARTER 2019

These statements are based on current expectations. These statements are forward-looking and actual results may differ materially.

	Third Quarter 2019 Approximate Y/Y Change
APUS Net course registrations[1] by new students	-17% to -12%
APUS Net course registrations[1]	-10% to -5%
HCN Student enrollment[2]	-29%
HCN New student enrollment[2]	-29%
APEI Consolidated revenue	-11% to -7%
APEI Consolidated net income per share*	-$0.02 to +$0.03

- The year-over-year decline in enrollment at HCN is expected to result in a $2.4 million decline in operating income in 3Q19.
- APUS estimates that the temporary suspension of Navy TA program funds will result in a loss of approximately 4,300 net course registrations in 3Q19. The revenue impact of this decline is expected to be approximately $2.9 million in 3Q19.
  - Excluding the anticipated loss of net course registrations resulting from the disruption in Navy TA funding and based on the mid-point of the outlook range, new and total net course registrations would have been approximately 6 and 5 percentage points higher, respectively, than 3Q19 guidance year-over-year.
- The evaluation phase of the technology transformation is expected to cost approximately $1.2 million pre-tax in 3Q19.
- APUS plans to increase its third quarter selling and promotional expense by approximately $1.8 million pre-tax as compared to the prior year period.

1.APUS Net course registrations represent the approximate aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty.
2.HCN Student enrollment represents the total number of students enrolled in a course after the date by which students may drop a course without financial penalty.

apei AMERICAN PUBLIC EDUCATION, INC.
Second Quarter 2019 Results | August 6, 2019 4

Higher education t hat m akes a difference C o n t a c t Chris Symanoskie, IRC Vice President, Investor Relations c s y ma nos ki e @ a pe i . c o m

Appendix GAAP to Adjusted Net Income Per Share 6 Second Quarter 201 9 Results | August 6, 2019 GAAP to Adjusted Net Income Reconciliation:                                     Net income: $ 5,932 $ 0.36  $ 11,047 $ 0.67 Add adjustments: Impairment of goodwill 5,855 0.35 — — Voluntary reduction in force expense — — 1,714 0.10 Tax effect of the non-GAAP adjustment (1,615) (0.10) (447) (0.03) Adjusted net income: $ 10,172 $ 0.61  $ 12,314 $ 0.74 Weighted average number of diluted           common shares outstanding:   16,671 16,611 The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of adjusted net income for the six months ended June 30, 2019 and 2018: (In thousands, except per share data) Six Months Ended June 30, 2019 2018 $ Per Share $ Per Share